As filed with the Securities and Exchange Commission on February 16, 2023.

Registration No. 333-267486

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

(Amendment No. 6)

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SOLARJUICE CO., LTD.

(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

1/10-12 Forsyth Close

Wetherill Park, Sydney, NSW, Australia

+61 2 9725 1111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Randolph Conone

Chief Financial Officer

4741 Urbani Avenue

McClellan Park, California 95652

888-575-1940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. David J. Levine, Esq. James A. Prestiano, Esq. New York, New York 10154 Telephone: (212) 407-4000 Facsimile: (212) 407-4990	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Telephone: (212) 421-4100 Facsimile: (212) 326-0806

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form F-1 is being filed solely to include certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of the Registration Statement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding share capital issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

On February 16, 2017, 1 ordinary share, par value $1.00 per ordinary share, of our company was issued to SPI Investments Holding Limited.

On February 28, 2021, an option to purchase 6,000,000 fully vested ordinary shares at an exercise price of $0.48 per share was granted to LDK New Energy Holding Limited, an entity wholly owned by Mr. Peng’s wife. Based on the one (1) share for four (4) share reverse stock split that occurred on July 6, 2022, such options have been reduced to 1,500,000 and the exercise price has been increased to $1.92.

On February 28, 2021, our authorized share capital was altered from $50,000 divided into 4,500,000,000 ordinary shares, par value $0.00001 per share and 500,000,000 Preferred Shares, par value $0.00001 per share, to 5,000,000,000 ordinary shares of par value $0.00001 per share. In connection with the alteration of share capital, we reclassified our 50,000,000 preferred shares issued as ordinary shares.

On May 14, 2021, our share capital $50,000 was divided into 4,500,000,000 ordinary shares, par value $0.00001 per share and 500,000,000 Preferred Shares, par value $0.00001 per share.

On May 14, 2021, pursuant to a subscription agreement by and between the Company and SPI Investments Holding Limited, SPI Investments Holding Limited subscribed for 99,900,000 ordinary shares, par value $0.00001 from us for a purchase price equal to the aggregate par value of the shares.

As a result of the subscription and the share capital division, 100,000,000 ordinary shares of our company were issued to SPI Investments Holding Limited. Our issued and outstanding ordinary shares were retrospectively adjusted to reflect such share capital division and the subscription from the first period presented, which were 100,000,000 shares with a par value of $0.00001 per share.

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On May 17, 2021, options to purchase approximately 4,600,000 shares, subject to a four-year vesting schedule, was granted to approximately 80 employees as part of our employee stock purchase plan. Going forward we plan to continue to grant share options to our employees so that the majority of them will become a shareholder of the Company.

On June 7, 2021, we reclassified 500,000,000 preferred shares, par value $0.00001 per share, to 500,000,000 ordinary shares, par value $0.00001 per share. The authorized share capital of the Company was changed from US$50,000 divided into 4,500,000,000 ordinary shares of par value US$0.00001 per share and 500,000,000 preferred shares of par value US$0.00001 per share, to 5,000,000,000 ordinary shares of par value US$0.00001 each.

On July 6, 2022, each issued and unissued ordinary share of par value US$0.00001 per share was consolidated into 1 ordinary share of US$0.00004 each pursuant to a one (1) share for four (4) shares reverse stock split. As a result of the reverse stock split, the authorized share capital of the Company was changed from US$50,000 divided into 5,000,000,000 ordinary shares of par value US$0.00001 each, to US$50,000 divided into 1,250,000,000 ordinary shares of par value US$0.00004 each.

We believe that the offers, sales and issuance of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuance were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

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EXHIBIT INDEX

Exhibit Number	Description of Document

1.1+	Form of Underwriting Agreement

3.1+	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2+	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon the effectiveness of this offering

4.1+	Registrant’s Specimen Certificate for Ordinary Shares

4.2+	Form of Representative’s Warrant

5.1*	Opinion of Carey Olsen Hong Kong LLP regarding the validity of the ordinary shares being registered

10.1+	Form of Independent Director Agreement between the Registrant and each of its directors

10.2+	Asset Purchase and Sale Agreement, dated February 5, 2021, between Petersen-Dean, Inc. and the other Debtors named therein and SolarJuice American, Inc.

10.3+	Amended and Restated Invoice Purchase Agreement, dated as of February 24, 2021, between LS DE LLC, LSQ Funding Group L.C. and SolarJuice American Inc.

10.4+	Lease Agreement, dated February 13, 2019, between Petersen-Dean, Inc. and Blue-Water Dupont, LLC.

10.5+	Lease Agreement, dated March 1, 2021, between SolarJuice American, Inc. and Cranbrook Realty Investment Fund, L.P.

10.6+	Lease Agreement, dated March 1, 2019, between Red Rose, Inc. dba PetersenDean Roofing Systems and 5050 Timbercreek, LLC.

10.7+	Lease Agreement, dated August 1, 2018, between Solar Juice Pty Ltd and Carvet Pty Ltd.

10.8+	Lease Agreement, dated August 1, 2018, between Solar Juice Pty Ltd and Carvet Pty Ltd.

10.9+	Sublease Agreement, dated October 13, 2022, between SPI Solar, Inc. and Solar4America Technology, Inc. for 125,190 square feet of space at Building 783, 4741 Urbani Avenue, McClellan, California 95652.

10.10+	Sublease Agreement, dated October 13, 2022, between SPI Solar, Inc. and Solar4America Technology, Inc. for 139,100 square feet of space at Building 783, 4741 Urbani Avenue, McClellan, California 95652.

10.11+	Sublease Agreement, dated October 13, 2022, between SPI Solar, Inc. and Solar4America Technology, Inc. for 56,000 square feet of space at Building 783, 4741 Urbani Avenue, McClellan, California 95652.

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14+	Code of Business Conduct and Ethics

21.1+	List of Subsidiaries of the Registrant

23.1*	Consent of Marcum Asia CPAs LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Carey Olsen Hong Kong LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney (included on signature page)

99.1+	Audit Committee Charter

99.2 +	Compensation Committee Charter

99.3 +	Corporate Governance and Nominating Committee Charter

99.4+	Consent of Ken He, as independent director nominee

99.5+	Consent of Dr. Philip Comberg, as independent director nominee

99.6+	Consent of Yun Fei, as independent director nominee

99.7+	SolarJuice Co., Ltd. February 13, 2023 Representation Letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

107+	Filing Fee Table

_________________

* Filed herewith.

+ Previously filed.

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(b)	Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 9. Undertakings

The registrant hereby undertakes:

(1)            for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)            for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)            to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(4)            for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)            to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

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(6)            to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(7)           for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)            for the purposes of determining liability to any purchaser:

(i)             If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)           for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in McClellan, California on February 16, 2023.

SOLARJUICE CO., LTD.

By:	/s/ Hoong Khoeng Cheong
Name:	Hoong Khoeng Cheong
Title:	Chief Executive Officer

By:	/s/ Randolph Conone
Name:	Randolph Conone
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: February 16, 2023	By:	/s/ Hoong Khoeng Cheong
	Name:	Hoong Khoeng Cheong
	Title:	Chief Executive Officer and (Principal Executive Officer)

Dated: February 16, 2023	By:	/s/ Randolph Conone
	Name:	Randolph Conone
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: February 16, 2023	By:	/s/ Xiaofeng Peng
	Name:	Xiaofeng Peng
	Title:	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SolarJuice Co., Ltd. has signed this registration statement or amendment thereto in New York, New York, United States of America on February 16, 2023.

Authorized United States Representative

/s/ Randolph Conone
Randolph Conone

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